Exhibit 99.1

Contact:	David W. Kiser
Director of Investor Relations
Columbia Sportswear Company
(503) 985-4584
COLUMBIA SPORTSWEAR COMPANY
REPORTS RECORD FIRST QUARTER 2007 RESULTS
Highlights:
•	First quarter net sales increased 11.3 percent to $289.6 million, a first quarter record, compared to first quarter 2006 net sales of $260.2 million.

•	First quarter diluted earnings per share were $0.71 on 36.6 million weighted average shares, compared to $0.52 on 37.3 million weighted average shares for the first quarter of 2006.

•	Global fall order backlog was $742.1 million at March 31, 2007, a 3.0 percent increase compared to March 31, 2006.

•	Columbia’s board of directors approved a dividend of $0.14 per share, payable on May 31, 2007 to shareholders of record on May 17, 2007.

•	Fiscal 2007 net sales are estimated to increase approximately 5 percent, and diluted earnings per share are expected to approximate $3.65 for the year.
PORTLAND, Ore. — April 26, 2007 — Columbia Sportswear Company (NASDAQ: COLM), a global leader in the active outdoor apparel and footwear industries, today announced first quarter net sales of $289.6 million for the quarter ended March 31, 2007, an increase of 11.3 percent compared to net sales of $260.2 million for the same period of 2006. Net income for the first quarter was $26.1 million, a 33.8 percent increase compared to net income of $19.5 million for the same period of 2006. Earnings per share for the first quarter of 2007 were $0.71 (diluted) on 36.6 million weighted average shares, compared to earnings per share of $0.52 (diluted) for the first quarter of 2006 on 37.3 million weighted average shares.
Compared to the first quarter of 2006, Other International sales increased 30.9 percent to $54.2 million, U.S. sales increased 7.7 percent to $155.5 million, European sales increased 12.7 percent to $54.1 million, and Canadian sales decreased 2.3 percent to $25.8 million for the first quarter of 2007.
Excluding changes in currency exchange rates, consolidated net sales increased 9.6 percent, Other International sales increased 30.4 percent, U.S. sales increased 7.7 percent, European sales increased 2.7 percent, and Canadian sales remained essentially flat for the first quarter of 2007, compared to the same period of 2006 (see “Reconciliation of Net Sales Changes to Net Sales Changes Excluding Changes in Currency Exchange Rates” table below).
For the first quarter of 2007, sportswear sales increased 15.0 percent to $163.1 million, outerwear sales increased 8.3 percent to $59.8 million, footwear sales increased 4.3 percent to $52.9 million and accessories and equipment sales increased 10.4 percent to $13.8 million, compared to the first quarter of 2006.

Tim Boyle, Columbia’s president and chief executive officer, commented, “Our record first quarter results reflect the continued strong demand for our sportswear category. Sportswear sales increased in all direct and distributor markets globally, led by continued strong sportswear sales growth domestically. The strong net sales growth combined with expanding gross and operating margins drove exceptional growth in net earnings for the first quarter. We are pleased with the continued strength of our spring business.”
Backlog
The Company reported that as of March 31, 2007, consolidated fall and spring order backlog increased 4.7 percent to $888.7 million compared to consolidated fall and spring order backlog of $848.9 million at March 31, 2006. Of this total, fall order backlog at March 31, 2007 was $742.1 million, a 3.0 percent increase over fall order backlog of $720.7 million at March 31, 2006. Excluding changes in currency exchange rates, consolidated fall and spring order backlog increased 3.2 percent, and fall order backlog increased 1.6 percent, compared to the prior year.
Boyle continued, “Fall orders increased 3.0 percent at March 31, 2007, primarily due to continued strength in U.S. sportswear orders and exceptional growth in International Distributor sportswear orders. Global sportswear orders increased double-digits and growth in the category continues to reduce our dependency on cold weather conditions for customer orders and retail sales of our products. Orders for cold weather footwear and outerwear were negatively affected by extended periods of above average temperatures and lack of precipitation in many markets last fall and winter, but most specifically in Western Europe, where orders in all product categories decreased substantially. Global footwear orders decreased slightly, primarily due to decreases in orders for cold weather footwear. Global outerwear orders were essentially flat; however, we are pleased to report that U.S. orders of Columbia brand outerwear increased double digits, despite the warm weather conditions in the U.S. last fall, reflecting our continuing efforts to re-merchandise our core Columbia outerwear line. U.S. Pacific Trail outerwear orders declined substantially due to pockets of poor sell-through of fall 2006 products, an unappealing fall 2007 outerwear product line, and challenges integrating sales operations.”
“Overall, weather had a negative impact on our total fall season orders, particularly in Western Europe and for cold weather footwear. We are very pleased, however, with the progress we have made to improve profitability. We anticipate that gross and operating margins will expand throughout 2007, despite the effect of warm weather on projected net sales and significant incremental increases in depreciation and amortization anticipated this year. Our designers and merchants continue to develop apparel and footwear products that are less weather sensitive and have longer retail sales windows. These efforts will help us maintain our retail market position year-round and reduce the weather dependency of our fall season products,” commented Boyle.
Dividend
The Company announced today that the board of directors has approved a dividend of $0.14 per share, payable on May 31, 2007 to shareholders of record on May 17, 2007.
Guidance
Mr. Boyle continued, “Considering the backlog we released today, we currently anticipate second quarter 2007 revenue growth of approximately 6 percent and diluted earnings per share of approximately $0.18. For the full year 2007, we anticipate net sales growth of approximately 5 percent, and diluted earnings per share of approximately $3.65. These projections are forward-looking in nature, and are based on backlog and forecasts, which may change, perhaps significantly.”

The Company will host a conference call to elaborate on first quarter 2007 results on Thursday, April 26, 2007 at 5:00 p.m. Eastern. The call will include discussions regarding the Company’s first quarter 2007 performance in general, the Company’s geographic and merchandise category performance, and the Company’s future opportunities. To participate, please dial 800-851-3059 in the United States (outside the United States, please dial 706-679-8430) five to ten minutes prior to the call. The call will also be webcast live on the investor information section of the Company’s website at www.columbia.com, where it will remain available until May 10, 2007.
Founded in 1938 in Portland, Oregon, Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and a leading seller of skiwear in the United States, the Company has developed an international reputation for quality, performance, functionality and value. The Company manages a portfolio of outdoor brands including Columbia Sportswear, Mountain Hardwear, Sorel, Montrail and Pacific Trail. To learn more about Columbia, please visit the Company’s website at www.columbia.com.
This press release contains forward-looking statements, including Mr. Boyle’s statements regarding anticipated revenues and earnings for the second quarter and full year 2007 and growth in future periods. Actual results could differ materially from those projected in these and other forward-looking statements as a result of a number of risks and uncertainties, including those set forth in this press release, those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the Company, including reports on Form 8-K, Form 10-Q, and Form 10-K. Risk factors that may affect our future revenues, earnings and performance include international risks, including changes in quotas and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; unfavorable economic conditions generally and weakness in consumer confidence; the financial health of our customers; our ability to effectively deliver our products to customers in a timely manner; our reliance on product acceptance by consumers; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring, which affects demand for the Company’s products); our ability to integrate and manage acquired businesses; our dependence on independent manufacturers and suppliers; the effectiveness of our sales and marketing efforts; intense competition in the industry (which we expect to increase); business disruptions and acts of terrorism or military activities around the globe; the effective implementation and expansion of our distribution facilities; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. Although forward-looking statements help provide complete information about the Company, please keep in mind that forward-looking statements are inherently less reliable than historical information. We do not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to changes in our expectations.
-tables follow-

COLUMBIA SPORTSWEAR COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,
	2007	2006
Current Assets:
Cash and cash equivalents	$79,266	$57,197
Short-term investments	189,360	181,835
Accounts receivable, net	234,278	216,705
Inventories, net	209,712	194,599
Deferred tax asset	26,761	22,835
Prepaid expenses and other current assets	12,631	12,882

Total current assets	752,008	686,053
Property, plant and equipment, net	199,827	176,985
Intangibles and other assets	69,609	69,606

Total assets	$1,021,444	$932,644

Current Liabilities:
Notes payable	$—	$15,609
Accounts payable	55,950	53,665
Accrued liabilities	60,097	49,007
Income taxes payable	8,164	8,887
Current portion of long-term debt	142	4,640

Total current liabilities	124,353	131,808
Long-term debt and other liabilities	21,483	23,026
Deferred tax liability	7,964	8,395
Shareholders’ equity	867,644	769,415

Total liabilities and shareholders’ equity	$1,021,444	$932,644

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Net sales	$289,640	$260,211
Cost of sales	162,942	148,574

Gross profit	126,698	111,637
	43.7%	42.9%
Selling, general, and administrative expense	90,361	84,819
Net licensing income	(996)	(1,005)

Income from operations	37,333	27,823
Interest (income) expense, net	(2,192)	(1,898)

Income before income tax	39,525	29,721
Income tax expense	13,439	10,254

Net income	$26,086	$19,467

Earnings per share:
Basic	$0.72	$0.53
Diluted	0.71	0.52
Weighted average shares outstanding:
Basic	36,181	36,900
Diluted	36,555	37,339

Reconciliation of Net Sales Changes to Net Sales Changes Excluding Changes in Currency Exchange Rates
Net sales from year to year are affected by changes in selling prices and unit volume as well as changes in currency exchange rates where we have sales in foreign locations. The Company’s net sales changes excluding the effect of changes in currency exchange rates are presented below. The Company discloses changes in sales excluding changes in currency exchange rates because it uses the measure to understand sales growth excluding any impact from foreign currency exchange rate changes. In addition, the Company’s foreign management teams are generally evaluated and compensated in part based on the results of operations excluding currency exchange rate changes for their respective regions. Amounts calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP, are denoted.
The Company’s net sales excluding the effect of changes in currency exchange rates are presented below:

	Quarter ended
	March 31, 2007
	Amount	%
	(millions)	Change
Consolidated:
Net sales change (GAAP)	$29.4	11.3%
Effect of currency exchange rate changes	(4.4)	(1.7)%

Net sales change excluding changes in currency exchange rates	$25.0	9.6%

United States:
Net sales change (GAAP)	$11.1	7.7%

Europe:
Net sales change (GAAP)	$6.1	12.7%
Effect of currency exchange rate changes	(4.8)	(10.0)%

Net sales change excluding changes in currency exchange rates	$1.3	2.7%

Canada:
Net sales change (GAAP)	$(0.6)	(2.3)%
Effect of currency exchange rate changes	0.6	2.3%

Net sales change excluding changes in currency exchange rates	$—	0.0%

Other International:
Net sales change (GAAP)	$12.8	30.9%
Effect of currency exchange rate changes	(0.2)	(0.5)%

Net sales change excluding changes in currency exchange rates	$12.6	30.4%

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